Exhibit 99.2

NL Industries, Inc.

Description of Capital Stock

October 25, 2023

General

Our amended and restated certificate of incorporation authorizes the issuance of 155,000,000 shares of all classes of stock, consisting of 150,000,000 shares of common stock, $.125 par value per share, and 5,000,000 shares of preferred stock, without par value.

The following description of our capital stock is intended as a summary and is qualified in its entirety by reference to our amended and restated certificate of incorporation, our amended and restated bylaws and to New Jersey corporate law.

Common Stock

Common Stock Outstanding.  As of October 25, 2023, there were 48,833,484 shares of our common stock issued and outstanding.

Voting Rights.  The holders of our common stock are entitled to one vote per share on all matters to be voted on by shareholders.  Holders of our common stock are not entitled to cumulate their votes in the election of directors.  Generally, at a meeting at which a quorum is present, all matters on which shareholders vote must be approved by a majority of the votes entitled to be cast by all shares of common stock present in person or represented by proxy, subject to any voting rights granted to holders of any preferred stock.  Except as otherwise provided by law, and subject to any voting rights granted to holders of any outstanding preferred stock, amendments to our certificate of incorporation must be approved by holders of a majority of all outstanding shares of common stock.

 Dividend Rights.  Holders of common stock will share ratably in any dividend declared by our board of directors, subject to any preferential rights of any outstanding preferred stock.

Other Rights.   In the event of any merger or consolidation of us with or into another company in connection with which shares of common stock are converted into or exchangeable for shares of stock, other securities or property (including cash), all holders of common stock will be entitled to receive the same kind and amount of shares of stock and other securities and property (including cash).

 If we are liquidated, dissolved or wound up after payment to creditors, we will pay the full amounts required to be paid to holders of shares of any outstanding preferred stock before we make any payments to holders of shares of our common stock.  All holders of shares of our common stock are entitled to share ratably in any assets available for distribution to these holders, after all of our other creditors and preferred shareholders have been satisfied.

No shares of our common stock may be redeemed.  Holders of shares of our common stock do not have any preemptive, subscription or redemption rights and are not liable for further call or assessment.

Preferred Stock

We may issue up to 5 million shares of preferred stock in one or more classes or series and with the terms of each class or series stated in the board of director’s resolutions providing for the designation and issuance of that class or series.

 Our amended and restated certificate of incorporation authorizes our board of directors to determine the designations, preferences and relative, participating, optional or other special rights, and such qualifications, limitations or restrictions pertaining to each class or series of preferred stock that we issue.  Acting under this authority, our board of directors could create and issue a class or series of preferred stock with rights, privileges or restrictions, and adopt a shareholder rights plan, having the effect of discriminating against an existing or prospective holder of securities as a result of such shareholder beneficially owning or commencing a tender offer for a substantial amount of our common stock.  One of the effects of authorized but unissued and unreserved shares of preferred stock may be to issue shares of preferred stock with rights superior to our common stock.  Another of the effects of authorized but unissued and unreserved shares of capital stock may be to render more difficult or discourage an attempt by a potential acquirer to obtain control of us by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management. The issuance of such shares of capital stock may have the effect of delaying, deferring or preventing a change in control of us without any further action by our shareholders.  However, since we are a majority-owned subsidiary of our parent companies, it would be difficult for an unrelated party to obtain control of us without the cooperation of our controlling shareholder.  We have no present intention to adopt a shareholder rights plan, but could do so without shareholder approval at any future time.

As of October 25, 2023, we have not issued any shares of preferred stock nor designated any preferences, rights, privileges or restrictions for any class or series of preferred stock.